EXHIBIT 4.17

Settlement Agreement and Release

This Settlement Agreement and Release (this “Agreement”), dated as of August 16, 2022 (the “Effective Date”), is made and entered into by and between Sentient Brands Holdings Inc., a Nevada corporation (the “Company”), Anthony L.G., PLLC (“ALG”) and Laura Anthony. Each of the Company, ALG and Ms. Anthony may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company owes to ALG and Ms. Anthony the sum of $23,000, for services rendered to the Company (the “Debt), and now ALG and Ms. Anthony desire to forgive the debt on the terms and conditions herein;

NOW, THEREFORE, intending to be legally bound hereby, the Parties agree as follows:

1.	As of the Effective Date, the Debt is hereby forgiven and shall be deemed paid in full. The Parties acknowledge and agree that, in the event that ALG or Ms. Anthony provide additional services to the Company following the Effective Date, such services shall be subject to additional costs as agreed by the applicable Parties.

2.	In consideration of services rendered to the Company by Ms. Anthony, and in consideration of forgiveness of the Debt, the Company shall issue to Ms. Anthony 400,000 shares common stock, par value $0.001 per share, of the Company (the “Shares”). The Shares shall be shares of common stock of the Company registered on the Form S-8 filed by the Company and shall be issued upon effectiveness of such Form S-8.

3.	Effective as of the date of issuance of the Shares, and conditioned thereon, each of ALG and Ms. Anthony hereby irrevocably, unconditionally and forever release, discharge and remise the Company and its affiliates, and each of their directors, managers, officers, employees, and each of their respective predecessors successors, assigns, heirs, representatives, and agents and for all related parties and all persons acting by, through, under or in concert with any of them in both their official and personal capacities (collectively, the “Company Parties”), from all claims of any type and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, known or unknown, that ALG or Ms. Anthony may have now or may have in the future, against any of the Company Parties to the extent that those claims are related to or arose from the Debt. In the event that a Form S-8 to register the Shares is not filed and effective, and the Shares issued, on or before September 9, 2022, this Agreement, including, without limitation, the release and agreements set forth in this Section 3, shall be automatically null and void and of no force or effect without any action of any of the Parties.

4.	This Agreement sets forth the entire agreement of the Parties hereto and supersedes any and all prior agreements and understandings of the Parties. Other than as specifically set forth herein, this Agreement may be changed only by a written document signed by the Parties.

5.	All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be determined, and this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida and for all purposes shall be construed in accordance with the laws of such state, without giving effect to the choice of Law provisions of such state. Each Party agrees that all legal proceedings concerning this Agreement shall be commenced in the state and federal courts sitting in Palm Beach County, Florida (the “Selected Courts”). Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the Selected Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Selected Courts, or such Selected Courts are improper or inconvenient venue for such proceeding.

6.	If any Party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

7.	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

Sentient Brands Holdings, Inc.

By:
Name:	Dante Jones
Title:	Interim Chief Executive Officer

Anthony L.G., PLLC

By:
Name:	Laura Anthony
Title:	Managing Member

Laura Anthony

By:
Name:	Laura Anthony